Exhibit 99.1

SHAREHOLDER NEWS

FOR IMMEDIATE RELEASE

CONTACT: Rick Flynt

770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL FIRST QUARTER

RESULTS

NORCROSS, GA. (October 1, 2008) – Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal first quarter ended August 31, 2008. Our first quarter 2009 results include the results of BioArray Solutions beginning August 4, 2008, the date the acquisition was consummated.

Revenue for the fiscal first quarter was a record $73.2 million, up 15% from $63.6 million in the same period last year. Of the $9.6 million total increase in revenues, approximately $7.3 million came from price increases in the United States, approximately $2.5 million came from sales increases including instrument revenues outside the United States, and approximately $2.0 million of the increase is due to the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates. Partially offsetting these increases were volume decreases of approximately $2.2 million in the United States comprised of instrument increases of approximately $2.5 million offset by reagent decreases of approximately $3.2 million and a decrease in collagen revenues of approximately $1.5 million resulting from our previously announced decision to cease collagen production. Gross margin was 73.0% in the quarter compared to 72.1% in the prior year quarter.

Net income for the first quarter of fiscal 2009 was a record $20.0 million, up from $17.8 million for the same quarter last year. Diluted earnings per share totaled $0.28 on 71.2 million weighted average shares outstanding, as compared with $0.25 on 71.1 million weighted average shares outstanding for the same period last year.

Instrument revenue was $8.6 million in the first quarter of fiscal 2009, a 68% increase from $5.1 million in the fiscal 2008 first quarter. As of August 31, 2008, deferred instrument revenues, including deferred service revenues, totaled $23.9 million. The revenues on most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is usually 5 years. However, we record the entire cost of sales on an instrument when our contractual obligations related to the sale of the instrument are completed.

Reagent gross margin excluding molecular immunohematology was 80.6% during the first quarter of fiscal 2009 and in the same period last year.

“We are very pleased with our record quarterly financial results and the number of Echo orders received in North America,” said Dr. Gioacchino De Chirico, President and Chief

Executive Officer. “In the first quarter we received a total of 124 Echo orders, 108 in North America and another 16 Echo orders in the rest of the world. We also received orders for 2 Galileo instruments in North America in the first quarter, and another 10 Galileo orders in the rest of the world for a total of 12 in the quarter.” Commenting further, Dr. De Chirico stated, “All-time highs were achieved in revenues and net income for the quarter as our strategies to grow our business and the execution of our plan once again generated outstanding results.” As of August 31, 2008 the Company had received orders for a total of 586 Galileo instruments worldwide, including 323 in Europe, 259 in North America and 4 in Japan, and approximately 553 of these instruments were generating reagent revenues, an increase of 16 in the quarter. As of August 31, 2008 the Company had received orders for a total of 378 Echo instruments worldwide, including 67 in Europe, 304 in North America and 7 in Japan, and approximately 129 of these Echo instruments were generating reagent revenues which is an increase of 38 in the quarter.”

Selected Highlights

•	Summary of Instrument Orders

Instrument	Q1 2009 Orders			Cumulative Orders (3)
	N.A. (1)	ROW(2)	Total
Echo	108	16	124	378
Galileo	2	10	12	586
(1)	N.A. – North America (the U.S. and Canada)
(2)	ROW – all parts of the world other than North America.
(3)	Cumulative Orders – total orders received since the launch of the instrument.

•

Sales of traditional reagent products (i.e. products not using the Company’s patented Capture® technology), increased $4.2 million, or 9%, from $45.1 million in the first quarter of fiscal 2008 to $49.3 million in the first quarter of fiscal 2009. Sales of Capture products increased approximately $3.2 million to $15.2 million, a 27% increase over the prior year quarter.

•

The gross margin on traditional reagents was 78.7% for the first quarter of 2009, compared with 79.6% in the prior year quarter. The gross margin on Capture® products was 86.7% for the fiscal year 2009 first quarter, compared with 84.6% in the prior year quarter.

•

Instrument revenue totaled $8.6 million in the first quarter of fiscal 2009 compared to $5.1 million in the first quarter of fiscal 2008, an increase of 68%. The gross margin on instruments, including the impact of the cost of providing service, was 17.4% for the fiscal year 2009 first quarter, compared to a negative 4.1% for the same quarter last year.

•

The effect on revenues of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $2.0 million for the first quarter of fiscal 2009 as compared to the prior year first quarter. The effect on net income of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.4 million in the quarter ended August 31, 2008 as compared to the prior year quarter.

•

Distribution expenses increased by $0.8 million in the first quarter of fiscal 2009 as compared to the prior year quarter. Distribution costs were impacted in the United States by higher shipping costs of $0.2 million, higher salaries and benefits of $0.1 million, higher depreciation of $0.1 million, and higher rent and utilities of $0.1 million. New affiliates in France and the U.K. contributed $0.1 million of the increase.

•

Selling and marketing expenses increased by $1.9 million in the first quarter of fiscal 2009 as compared to the prior year quarter. Selling and marketing expenses in the United States other than those associated with BioArray increased $0.4 million primarily due to higher salaries. Japan contributed $0.2 million of the increase, BioArray contributed $0.2 million and costs associated with our new affiliates in France and the U.K. contributed $0.7 million.

•

General and administrative expenses increased by $1.6 million for the first quarter of fiscal 2009 as compared to the prior year quarter. General and administrative expenses were primarily impacted by additional costs of $0.7 million from our new affiliates in France and the U.K. and BioArray costs of $0.3 million. In the United States costs other than those associated with BioArray increased $0.3 million.

•

Research and development expenses decreased by $0.2 million in the first quarter of fiscal 2009 as compared to the prior year quarter primarily due to lower consulting fees of $0.4 million which were partially offset by BioArray which contributed $0.3 million in additional research and development expense.

•

Total BioArray operating expenses of $1.1 million included research and development costs of $0.3 million, selling and marketing expenses of $0.2 million, general and administration costs of $0.3 million, and amortization of $0.3 million.

•

Overall, operating expenses increased by $4.0 million in the first quarter of fiscal 2009 as compared to the prior year first quarter primarily as a result our new affiliates in France and the U.K. which contributed $1.5 million, BioArray which contributed $1.1 million, and $1.0 million due to the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates. Partially offsetting these cost increases was a reduction of $0.5 million in restructuring costs.

•

The effective tax rate of 35.4% for the first quarter of fiscal 2009 was positively impacted by certain provision to return true-up adjustments totaling approximately $0.4 million that will not be recurring in future quarters of the fiscal year. Excluding these adjustments, the effective tax rate for the first quarter of fiscal 2009 would have been 36.6% compared to 36.4% in the prior year quarter.

•

Cash flow from operations was strong at $21.6 million in the quarter. Cash and cash equivalents decreased $86.0 million to $89.1 million at the end of the first quarter of fiscal 2009 compared to $175.1 million at May 31, 2008 primarily as a result of our BioArray acquisition, which the Company funded with $108.2 million of cash.

After incorporating BioArray in the previous guidance for the fiscal year ending May 31, 2009 as disclosed in its press release dated June 4, 2008, Immucor now expects fully diluted earnings per share in the range of $0.94 to $0.98 for fiscal year 2009. We continue to expect revenues for the fiscal year ending May 31, 2009 to range from $292 million to $300 million. Gross margin is expected to be in the range of 70% to 71%.

Immucor, Inc. will host a conference call October 2, 2008 at 8:30 AM (EDT) to review these results. Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Richard A. Flynt, Chief Financial Officer; and Edward L. Gallup, consultant. The call will focus on the results for the first quarter and general business trends. This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Flynt or Gallup during this call that is not contained in the earnings release. Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.”

To participate in the telephone conference call, dial 1-888-324-7567 pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on October 2, 2008 by calling 1-800-337-5610. Beginning October 9, 2008, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: lower than expected market acceptance of the Company’s new Galileo Echo instrument; lower than expected market acceptance of the molecular diagnostic products produced by BioArray; the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; product development or regulatory obstacles, including obstacles related to the development of an automated instrument for the molecular diagnostic products produced by BioArray, and regulatory approval of that platform as well as the products currently produced by BioArray; the failure to effectively integrate BioArray operations into the Company’s overall operations; the inability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the inability of the Company’s Japanese and French subsidiaries to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including intellectual property claims against BioArray; delays in regulatory approvals required to manufacture products previously produced in Houston; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions. In addition, the strengthening of the US Dollar versus the Euro, Canadian Dollar and Japanese Yen would adversely impact reported results. Investors are cautioned not to place undue reliance on any forward-looking statements. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended
	August 31, 2008	August 31, 2007
NET SALES	$73,176	$63,632

COST OF SALES	19,751	17,751

GROSS PROFIT	53,425	45,881

OPERATING EXPENSES
Research and development	1,880	2,055
Selling and marketing	9,469	7,569
Distribution	3,468	2,684
General and administrative	7,458	5,880
Restructuring expense	—	531
Amortization expense and other	525	86

Total operating expenses	22,800	18,805

INCOME FROM OPERATIONS	30,625	27,076

NON-OPERATING INCOME (EXPENSE)
Interest income	794	1,113
Interest expense	(127)	(95)
Other, net	(420)	(182)

Total non-operating income	247	836

INCOME BEFORE INCOME TAXES	30,872	27,912
PROVISION FOR INCOME TAXES	10,916	10,162

NET INCOME	$19,956	$17,750

Earnings per share:
Per common share—basic	$0.28	$0.26

Per common share—assuming dilution	$0.28	$0.25

IMMUCOR, INC. Selected Condensed Consolidated Balance Sheet Items (Amounts in thousands)
	August 31, 2008	May 31, 2008
Cash	$89,120	$175,056
Accounts receivable—trade	55,576	52,720
Inventory	33,501	32,228
Total current assets	189,721	271,575
Property and equipment—net	39,039	36,426
Total assets	395,957	364,950

Accounts payable	8,641	7,546
Total current liabilities	51,088	41,019
Other liabilities	16,647	16,235
Shareholders’ equity	328,222	307,696